   Exhibit 99.1

August 10, 2015

COMPANY CONTACT
FutureFuel Corp.
Paul M. Flynn
(314) 854-8385 www.futurefuelcorporation.com

FutureFuel Releases Second Quarter and Six-Month 2015 Results

Reports Net Income of $3.8 Million or $0.09 per Diluted Share, and Adjusted EBITDA of $9.3 Million

Conference Call Begins at 9:00 A.M. Eastern Time August 11, 2015

CLAYTON, Mo. (August 10, 2015) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the three and six-months ended June 30, 2015.

Second Quarter 2015 Financial Highlights (all comparisons are with the second quarter of 2014)

●	Revenues were $104.6 million, up 54% from $68.0 million
●	Adjusted EBITDA was $9.3 million, up 39% from $6.7 million
●	Net income decreased to $3.8 million, or $0.09 per diluted share, from $5.3 million, or $0.12 per diluted share.

Six Month 2015 Financial Highlights (all comparisons are with the first half of 2014)

●	Revenues were $158.7 million, up 5.6% from $150.2 million
●	Adjusted EBITDA was $22.2 million, up 32% from $16.8 million
●	Net income increased to $11.9 million, or $0.27 per diluted share, from $11.6 million, or $0.27 per diluted share.

“We are pleased with the growth of custom chemicals at improved margins to help offset declining legacy products in the chemicals segment. Reduced regulatory uncertainty associated with the EPA's proposed RVOs supported volume growth of biodiesel, however, margins were depressed by the continued decline in fuel prices and the high costs of raw material. Increased sales of petroleum products on a common carrier pipeline also benefited the biofuels segment," said Paul Flynn, Executive Vice President of Business and Marketing for FutureFuel Chemical Company.

2015 Regular Cash Dividends

 FutureFuel declared normal quarterly dividends of $0.06 per share for 2015. The remaining 2015 dividends will be paid in September and December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30, 2015	Three months ended June 30, 2014	Dollar Change	% Change
Revenues	$104,598	$68,039	$36,559	53.7%
Income from operations	$3,177	$4,171	$(994)	(23.8%)
Net income	$3,793	$5,347	$(1,554)	(29.1%)
Earnings per common share:
Basic	$0.09	$0.12	$(0.03)	(25.0%)
Diluted	$0.09	$0.12	$(0.03)	(25.0%)
Capital expenditures and intangibles (net of customer reimbursements and regulatory grants)	$2,651	$2,641	$10	0.4%
Adjusted EBITDA	$9,317	$6,709	$2,608	38.9%

	Six months ended June 30, 2015	Six months ended June 30, 2014	Dollar Change	% Change
Revenues	$158,685	$150,236	$8,449	5.6%
Income from operations	$13,954	$11,622	$2,232	20.1%
Net income	$11,924	$11,621	$303	2.6%
Earnings per common share:
Basic	$0.27	$0.27	$0.00	0.0%
Diluted	$0.27	$0.27	$0.00	0.0%
Capital expenditures and intangibles (net of customer reimbursements and regulatory grants)	$4,971	$5,119	$(148)	(2.9%)
Adjusted EBITDA	$22,153	$16,817	$5,336	31.7%

Second Quarter Financial and Business Summary

Revenues for the three months ended June 30, 2015 were $104,598,000 as compared to revenues for the three months ended June 30, 2014 of $68,039,000, an increase of 54%.

Revenues from chemicals increased 0.2% and accounted for 31% of total revenues in the second quarter of 2015 as compared to 48% in the second quarter of 2014.

Within the chemicals segment, revenues for the three months ended June 30, 2015 changed as follows compared to the three months ended June 30, 2014: (i) revenues from the proprietary herbicides and associated intermediates increased 75% relative to the revenues recognized in same period in 2014; (ii) revenues from an industrial intermediate utilized in the antimicrobial industry and other custom chemicals increased 25%; (iii) revenues from the bleach activator decreased 41%; and (iv) revenues from the performance chemicals product group decreased 14%.

Revenues from biofuels were $71,910,000, an increase of $36,480,000 from the second quarter of 2014, and accounted for 69% of total revenues in the second quarter of 2015 as compared to 52% in the second quarter of 2014. Revenues from biofuels benefited in the second quarter of 2015 from the sale of refined petroleum products on common carrier pipelines, with such sales totaling $28,186,000 compared to $784,000 in the second quarter of 2014. Second quarter sales volume of biodiesel and diesel jumped 75% from the second quarter of 2014, though the average selling price was significantly depressed. Reduced regulatory uncertainty associated with the EPA's proposed volumes for biomass-based diesel supported volume growth for biodiesel, however, margins were depressed by the global declines in fuel prices.

Net income for the quarter decreased 29% to $3,793,000, or $0.09 per diluted share, from $5,347,000, or $0.12 per diluted share, in the second quarter of 2014. This decrease was primarily due to the (i) losses on derivative instruments and (ii) the increase in RIN inventory in our biofuels segment, which was mitigated by improved margins from the chemicals segment and gains on marketable securities for the current quarter.

Six Month Financial and Business Summary

Revenues for the six months ended June 30, 2015 were $158,685,000 as compared to revenues for the six months ended June 30, 2014 of $150,236,000, an increase of 6%.

Revenues from chemicals increased 6% and accounted for 42% of total revenues in the first half of both 2015 and 2014. Within the chemicals segment, revenues for the six months ended June 30, 2015 changed as follows compared to the six months ended June 30, 2014: (i) revenues from the proprietary herbicides and associated intermediates increased 97%; (ii) revenues from an industrial intermediate utilized in the antimicrobial industry and other custom chemicals increased 26%; (iii) revenues from the bleach activator decreased 34%; and (iv) revenues from the performance chemicals product group decreased 4%. Our primary bleach activator customer informed us during the first quarter that it would be terminating our supply contract with that customer effective December 31, 2015. Although the termination of our existing supply contract will adversely affect future revenue, discussions with our customer to extend our business relationship beyond that date are ongoing.

Revenues from biofuels were $91,791,000, a 5% increase from the first half of 2014 and accounted for 58% in the first half of both 2015 and 2014. Revenues from biofuels benefited in part from the sale of refined petroleum products on common carrier pipelines, with sales totaling $31,543,000 and $1,478,000 in the first six months of 2015 and 2014, respectively. This increase was offset by a 2% lower sales volume of biodiesel and diesel in the first six months of 2015 as compared to the first six months of 2014, primarily as a result of reduced overall demand from our major customers and a significant selling price reduction in the weakened renewable energy market, which tracked a global decline in fuel prices.

Net income for the first half of 2015 increased 3% to $11,924,000, or $0.27 per diluted share, from $11,621,000, or $0.27 per diluted share, in the first half of 2014, due primarily to improved profit in the chemicals segment and the benefit from adjustments in our inventory carrying value as determined by the LIFO method of inventory accounting. Regarding the LIFO adjustment, significant deflation in first quarter pricing indices resulted in reductions to costs of goods sold in the chemical and biofuels segments. No such reduction was recognized in the first half of 2014. The LIFO benefit and gains from chemicals were mostly offset by losses on derivative instruments, the increase in RIN inventory in the biofuels segment, reduced gains on marketable securities, and interest income.

Capital Expenditures

Capital expenditures and intangibles were $5,768,000 in the first six months of 2015, compared with $5,715,000 in the first six months of 2014. FutureFuel was reimbursed for a portion of these expenditures by certain customers as summarized in the following table.

(Dollars in thousands)

	Six months ended June 30, 2015	Six months ended June 30, 2014
Cash paid for capital expenditures and intangibles	$5,768	$5,715
Cash received as reimbursement of capital expenditures	(797)	(596)
Cash paid, net of reimbursement, for capital expenditures	$4,971	$5,119

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $228,302,000 as of June 30, 2015, compared with $211,799,000 as of December 31, 2014.

Conference Call and Webcast

A conference call and webcast will be held August 11, 2015 beginning at 9:00 a.m. Eastern Time (8:00 a.m. Central Time). To access the conference call, dial (877) 251-1860 (U.S. and Canada) or (224) 357-2386 (international callers). The webcast and supplemental slides will be available in the investors section of the company’s website at www.futurefuelcorporation.com. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international callers) and enter the conference ID number: 92137831.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its chemicals business, FutureFuel manufactures specialty chemicals for specific customers (“custom manufacturing”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. FutureFuel’s performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. FutureFuel’s biofuels segment involves predominantly the production of biodiesel and sales of petroleum products on common carrier pipelines. Please visit www.futurefuelcorporation.com for more information.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2014 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$142,359	$124,079
Accounts receivable, inclusive of BTC of $0 and $28,954, net of allowances for bad debt of $0 and $0 at June 30, 2015 and December 31, 2014, respectively	24,782	51,308
Inventory	55,988	45,353
Marketable securities	85,943	87,720
Other current assets	20,124	23,005
Total current assets	329,196	331,465
Property, plant and equipment, net	126,735	127,371
Other assets	4,810	2,652
Total noncurrent assets	131,545	130,023
Total Assets	$460,741	$461,488

Liabilities and Stockholders’ Equity
Accounts payable	$32,402	$33,298
Other current liabilities	13,913	18,789
Total current liabilities	46,315	52,087
Deferred revenue – long-term	16,412	15,927
Other noncurrent liabilities	33,279	34,465
Total noncurrent liabilities	49,691	50,392
Total Liabilities	96,006	102,479
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,722,388 issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	4	4
Accumulated other comprehensive income	2,376	4,259
Additional paid in capital	278,584	277,652
Retained earnings	83,771	77,094
Total Stockholders’ Equity	364,735	359,009
Total Liabilities and Stockholders’ Equity	$460,741	$461,488

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30:
	2015	2014
		(as reclassified)
Revenues	$104,598	$68,039
Cost of goods sold and distribution	99,054	61,461
Gross profit	5,544	6,578
Selling, general and administrative expenses	1,697	1,538
Research and development expenses	670	869
	2,367	2,407
Income from operations	3,177	4,171
Other income, net	1,735	4,445
Income before income taxes	4,912	8,616
Provision for income taxes	1,119	3,269
Net income	$3,793	$5,347

Earnings per common share
Basic	$0.09	$0.12
Diluted	$0.09	$0.12
Weighted average shares outstanding
Basic	43,420,923	43,352,836
Diluted	43,428,733	43,550,129

Comprehensive Income
Net income	$3,793	$5,347
Other comprehensive income (loss) from unrealized net gains (losses) on available-for-sale securities, net of tax of $(799) in 2015 and of $1,597 in 2014	(1,282)	2,511
Comprehensive income	$2,511	$7,858

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Six months ended June 30:
	2015	2014
		(as reclassified)
Revenues	$158,685	$150,236
Cost of goods sold and distribution	139,827	134,056
Gross profit	18,858	16,180
Selling, general and administrative expenses	3,519	2,987
Research and development expenses	1,385	1,571
		4,558
Income from operations	13,954	11,622
Other income, net	3,972	6,990
Income before income taxes	17,926	18,612
Provision for income taxes	6,002	6,991
Net income	$11,924	$11,621

Earnings per common share
Basic	$0.27	$0.27
Diluted	$0.27	$0.27
Weighted average shares outstanding
Basic	43,396,789	43,348,195
Diluted	43,405,641	43,471,880

Comprehensive Income
Net income	$11,924	$11,621
Other comprehensive income (loss) from unrealized net losses on available-for-sale securities, net of tax of $(1,174) in 2015 and of $1,088 in 2014	(1,883)	1,747
Comprehensive income	$10,041	$13,368

FutureFuel Corp.

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2015 and 2014

(Dollars in thousands)

(Unaudited)

	Six months ended June 30:
	2015	2014
Cash flows provided by operating activities
Net income	$11,924	$11,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,872	4,527
Amortization of deferred financing costs	36	-
Benefit for deferred income taxes	(6,458)	(1,469)
Change in fair value of derivative instruments	5,423	1,966
Other than temporary impairment of marketable securities	186	-
Impairment of fixed assets	-	247
Gain on the sale of investments	(1,657)	(2,900)
Stock based compensation	954	204
Losses on disposals of fixed assets	122	4
Noncash interest expense	13	13
Changes in operating assets and liabilities:
Accounts receivable	30,484	7,589
Accounts receivable – related parties	(3,958)	1,938
Inventory	(10,635)	(25,177)
Income tax receivable	1,987	(1,029)
Prepaid expenses	724	1,052
Prepaid expenses – related party	(23)	-
Accrued interest on marketable securities	(73)	15
Other assets	(207)	(110)
Accounts payable	(175)	(2,902)
Accounts payable – related parties	(721)	5,961
Accrued expenses and other current liabilities	1,720	(202)
Accrued expenses and other current liabilities – related parties	267	60
Deferred revenue	730	1,434
Other noncurrent liabilities	(675)	-
Net cash provided by operating activities	34,860	2,842
Cash flows from investing activities
Collateralization of derivative instruments	(5,013)	(3,337)
Purchase of marketable securities	(25,819)	(18,247)
Proceeds from the sale of marketable securities	26,010	32,945
Expenditures for intangible assets	(1,408)	-
Capital expenditures	(4,360)	(5,715)
Net cash (used in)/provided by investing activities	(10,590)	5,646
Cash flows from financing activities
Minimum tax withholding on stock options exercised	(22)	(54)
Excess tax benefits associated with stock options	-	89
Deferred financing costs	(721)	-
Payment of dividends	(5,247)	(10,434)
Net cash used in financing activities	(5,990)	(10,399)
Net change in cash and cash equivalents	18,280	(1,911)
Cash and cash equivalents at beginning of period	124,079	86,463
Cash and cash equivalents at end of period	$142,359	$84,552

Cash paid for interest	$-	$-
Cash paid for income taxes	$11,147	$7,000

The accompanying notes are an integral part of these financial statements.

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three months ended June 30, 2015	Three months ended June 30, 2014
Adjusted EBITDA	$9,317	$6,709
Depreciation and amortization	(2,607)	(2,167)
Non-cash stock-based compensation	(477)	(204)
Interest and dividend income	1,405	1,567
Interest expense	(43)	(7)
Gains (losses) on disposal of property and equipment	(78)	1
Loss on derivative instruments	(3,056)	(232)
Gains on marketable securities	451	2,949
Income tax expense	(1,119)	(3,269)
Net income	$3,793	$5,347

	Six months ended June 30, 2015	Six months ended June 30, 2014
Adjusted EBITDA	$22,153	$16,817
Depreciation and amortization	(4,908)	(4,527)
Non-cash stock-based compensation	(954)	(204)
Interest and dividend income	2,672	3,937
Interest expense	(49)	(13)
Loss on disposal of property and equipment	(122)	(4)
Losses on derivative instruments	(2,337)	(294)
Gains on marketable securities	1,471	2,900
Income tax expense	(6,002)	(6,991)
Net income	$11,924	$11,621

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Six months ended June 30, 2015	Six months ended June 30, 2014
Adjusted EBITDA	$22,153	$16,817
Amortization of deferred financing costs	(36)	-
Benefit from deferred income taxes	(6,458)	(1,469)
Impairment of fixed assets	-	247
Interest and dividend income	2,672	3,937
Income tax expense	(6,002)	(6,991)
Losses on derivative instruments	(2,337)	(294)
Change in fair value of derivative instruments	5,423	1,966
Changes in operating assets and liabilities, net	19,445	(11,371)
Net cash provided by operating activities	$34,860	$2,842

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three months ended June 30:
	2015	2014
Revenues
Chemicals	$32,688	$32,609
Biofuels	71,910	35,430
Revenues	$104,598	$68,039

Segment gross profit
Chemicals	$10,012	$7,131
Biofuels	(4,468)	(553)
Segment gross margins	5,544	6,578
Corporate expenses	(2,367)	(2,407)
Income before interest and taxes	3,177	4,171
Interest and other income	1,856	4,516
Interest and other expense	(121)	(71)
Provision for income taxes	(1,119)	(3,269)
Net income	$3,793	$5,347

	Six months ended June 30:
	2015	2014
Revenues
Chemicals	$66,894	$62,885
Biofuels	91,791	87,351
Revenues	$158,685	$150,236

Segment gross profit
Chemicals	$20,865	$16,165
Biofuels	(2,007)	15
Segment gross margins	18,858	16,180
Corporate expenses	(4,904)	(4,558)
Income before interest and taxes	13,954	11,622
Interest and other income	4,143	7,003
Interest and other expense	(171)	(13)
Provision for income taxes	(6,002)	(6,991)
Net income	$11,924	$11,621

Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

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